Exhibit 4.1(l)

AMENDMENT NO. 1 TO CREDIT AGREEMENT

        This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of August 1, 2007, is executed by and between Volt Delta Resources, LLC (the “Company”), the Lenders (as defined below), and Wells Fargo Bank, National Association, as administrative agent (the “Agent”).

BACKGROUND

        A.        The Company, the lenders party thereto (“Lenders”), the Agent and the other named agents are party to that certain Credit Agreement dated as of December 19, 2006 (the “Credit Agreement”).

        B.        The parties wish to amend the Credit Agreement as provided herein as of the date hereof.

        C.        The Agent and the Lenders are willing to enter into this Amendment upon the terms and conditions set forth below.

        NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

        Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

        Section 2. Increase in Commitments; Addition of New Lender. On August 6, 2007, the following shall become effective without further action by any party hereto:

        2.1.        Each of the Lenders identified on Schedule 2.1 hereto as an “Increasing Lender” (the “Increasing Lenders”) hereby agrees that effective as such date, its Commitment shall be increased to the amount described on such schedule as its Commitment. Each Increasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.3 thereof, the most recent financial statements referred to in Section 6.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment.

        2.2.        In addition, by its execution hereof, HSBC Bank USA, N.A. (the “New Lender”) agrees that, effective as of such date, it shall become a Lender hereunder with a Commitment equal to the amount listed next to its name on Schedule 2.1 hereto. The New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after such date, it shall be bound by the provisions of the Credit Agreement and, to the extent of its Commitment, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to assume its Commitment on the basis of which it has made such analysis and decision, and (v) if applicable, it has duly completed, executed and delivered any documentation required to be delivered by a Non-US Lender pursuant to the terms of the Credit Agreement; and (b) agrees that from and after such date (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

    2.3.        The Schedules to the Credit Agreement shall be amended as follows:

(a) Schedule 2.1 shall be amended and restated in its entirety in the form of Schedule 2.1 attached hereto.

(b) Schedule 10.8 shall be amended by adding the following thereto:

HSBC Bank USA, National Association as a Lender
Address for Notices:

452 Fifth Avenue
New York, New York, 10018
Attention: Bruce Wicks, First Vice President
Telephone: (212) 525-2534
Telecopy: (212) 525-2555

Payment Instructions: Bank: HSBC Bank USA, National Association ABA Number: 021001088 Account Number: 001-940503 Account Name: Syndication and Asset Group Reference: Volt Delta Resources

    2.4.            On August 6, 2007, to the extent necessary, the outstanding Loans shall be reallocated to reflect the Commitments and all payments required to be made by the Lenders and the Company pursuant to Section 2.10E of the Credit Agreement shall be made.

        Section 3. Amendments to the Credit Agreement.

        3.1.        Section 1 of the Credit Agreement is hereby amended by (a) deleting the definition of “Total Debt to EBITDA Ratio” in Section 1.1 and replacing it with the following:

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as of such day to (ii) Consolidated EBITDA for the period of four Fiscal Quarters ending on such day. For the purposes of this definition, “Consolidated EBITDA” shall mean, for any period, the sum of Consolidated EBITDA for such period plus, to the extent an Acquisition has been consummated during such period in accordance with Section 7.3, Pro Forma EBITDA attributable to such acquisition (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such acquisition).

and (b) adding the definition of “Pro Forma EBITDA” to Section 1.1 as follows:

“Pro Forma EBITDA” means, with respect to any Person acquired in an acquisition pursuant to Section 7.3, Consolidated EBITDA for such Person for the most recent twelve (12) month period for which financial statements are made available to Administrative Agent at the time of determination thereof.

        3.2.        Section 2 of the Credit Agreement is hereby amended as follows:

        (a)        Subsection 2.1A(i) is hereby amended by deleting the reference to “$70,000,000” therein and replacing it with a reference to $100,000,000.

        (b)        Subsection 2.10A is hereby amended by deleting the reference to “$100,000,000” therein and replacing it with a reference to $130,000,000.

        3.3.        Section 7 of the Credit Agreement is hereby amended as follows:

        (a)        Subsection 7.6B is hereby amended and restated in its entirety as follows:

    B.        Minimum Fixed Charge Coverage Ratio. Company shall not permit the ratio as of the last day of any Fiscal Quarter of (i) the aggregate of (a) Consolidated EBITDA, plus (b) the aggregate amount of all rents paid or payable during that period under all real estate leases to which Company or any of its Subsidiaries is a party as lessee, less (c) income taxes paid in cash in such period (as determined in accordance with GAAP) and less (d) all dividends paid in cash in such period (excluding, to the extent applicable, the $17,036,000 dividend paid in December 2005 in connection with the buyout of the Nortel minority interest), to (ii) Consolidated Fixed Charges, in each case for the period of four Fiscal Quarters ending on the date of determination, to be less than 2.50 to 1.00. For the purposes of this definition, “Consolidated EBITDA” shall mean, for any period, the sum of Consolidated EBITDA for such period plus, to the extent an acquisition has been consummated during such period in accordance with Section 7.3, Pro Forma EBITDA attributable to such acquisition (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such acquisition).

        Section 4. Consent. Notwithstanding Section 7.3(vi) of the Credit Agreement to the contrary, the Agent and the undersigned Lenders hereby consent to the acquisition by the Company of all of the issued and outstanding Capital Stock of LSSI Corp. (“Target”) pursuant to that certain Agreement and Plan of Merger dated as of June 18, 2007 among Borrower, LSSI Resources Corp., LSSi Corp. and the Principal Stockholders named therein (the “Merger Agreement”); provided, that (1) no Event of Default or Potential Event of Default shall then exist or would exist after giving effect thereto and Company shall have delivered to the Agent a certificate of one of its Officers to such effect, (2) within 30 days after the closing of such acquisition, Company shall, and shall cause its Subsidiaries (including Target and its Subsidiaries, as applicable) to, comply with the requirements of Section 6.8 of the Credit

Agreement with respect to such acquisition, (3) Company shall deliver a Compliance Certificate demonstrating that Company and its Subsidiaries are in pro forma compliance with each of the financial covenants set forth in Section 7.6 of the Credit Agreement after giving effect to such acquisition, (4) Target shall have Consolidated EBITDA for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, (5) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Governing Body and/or shareholders of the Company or such Subsidiary, as applicable, and Target, and (6) the aggregate consideration (including without limitation equity consideration, earn-outs, deferred compensation or non-competition arrangements and the amount of Indebtedness assumed by Company and its Subsidiaries) paid by Company and its Subsidiaries in connection with any such acquisition shall not exceed $70,000,000 in the aggregate (plus the amount of the working capital adjustment required under the Merger Agreement, if any), and the consideration paid in connection therewith shall apply against the limitations set forth in clause (6) of Section 7.3(vi) of the Credit Agreement.

        Section 5. Representations and Warranties. To induce the Agent and the undersigned Lenders to execute this Amendment, the Company hereby represents and warrants to the Agent and such Lenders as follows:

        5.1.        the execution, delivery and performance of this Amendment have been duly authorized by all requisite action of the Company, and this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; and

        5.2.        each of the representations and warranties in the Credit Agreement are true and correct in all material respects with the same effect as though made on and as of the date hereof (except, in each case, to the extent stated to relate to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date) and no Event of Default or Potential Event of Default exists thereunder or would exist after giving effect to this Amendment.

        Section 6. Conditions Precedent. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent, including, as applicable, the Agent’s receipt of the following in form and substance reasonably satisfactory to the Agent and the Lenders duly executed by all parties thereto (unless otherwise provided):

        6.1.        Amendment. This Amendment executed by the Company, each Lender and the Agent.

        6.2.        Notes. New Notes executed by the Company reflecting the revised allocations set forth on Schedule 2.1 attached hereto.

        6.3.        Authorization Documents. For the Company: (i) its charter (or similar formation document), certified by the appropriate governmental authority; (ii) good standing certificates in its state of incorporation (or formation) and qualifications to do business in each other state requested by the Agent; (iii) its bylaws (or similar governing document); (iv) resolutions of its board of directors (or similar governing body) approving and authorizing its execution, delivery and performance of this Amendment and the replacement Notes; and (v) signature and incumbency certificates of its officers executing this Amendment and the replacement Notes, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

        6.4.        Opinions. Opinions of counsel to the Company, addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent.

        6.5.        Officer’s Certificate. An executed officer’s certificate to the extent set forth in Section 2.10E of the Credit Agreement.

        6.6.        Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

        Section 7. Reference to and Effect Upon the Credit Agreement.

        7.1.        Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

        7.2.        Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Credit Agreement or any other Loan Document, nor constitute an amendment or waiver of any provision of the Credit Agreement or any other Loan Document. Upon the effectiveness of this Amendment, each reference to the Credit Agreement contained therein or in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

        Section 8. Binding Effect. This Amendment shall become effective upon execution by the Company, Agent and each Lender.

        Section 9. Governing Law. This Amendment shall be delivered and accepted in and shall be deemed to be a contract made under and governed by the internal laws of the State of New York (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

        Section 10. Enforceability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 11. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

        Section 12. Costs and Expenses. The Company hereby affirms its obligation under Section 10.2 of the Credit Agreement to reimburse the Agent for all costs and out-of-pocket expenses paid or incurred thereby in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the attorneys’ fees and expenses for the Agent with respect thereto.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

VOLT DELTA RESOURCES, LLC

By: ____________________________________________
Title: Debra L. Hobbs, Executive VP & CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:____________________________________________

Title:___________________________________________

BANK OF AMERICA, N.A.,
as a Lender

By:____________________________________________

Title:___________________________________________

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:____________________________________________

Title:___________________________________________

LLOYDS TSB BANK PLC,
as a Lender

By:____________________________________________

Title:___________________________________________

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:____________________________________________

Title:___________________________________________

Schedule 2.1

Lenders’ Commitments and Pro Rata Shares

Lender	Revolving Commitment Amount	Pro Rata Share
Wells Fargo Bank, National Association	$30,000,000	30.0%
Bank of America, N.A.	$25,000,000	25.0%
JPMorgan Chase Bank, N.A.	$20,000,000	20.0%
HSBC Bank USA, National Association	$12,500,000	12.5%
Lloyds TSB Bank plc	$12,500,000	12.5%
TOTALS	$100,000,000	100%